Subsidiaries of the Company

                                      Jurisdiction of   Immediate
Name                                  Incorporation     Parent
----                                  -------------     ------


Benjamin Moore & Co., Limited         Canada            Company

Technical Coatings Co. Limited        Canada            Benjamin Moore & Co.,
                                                        Limited

Technical Coatings Co.                Pennsylvania      Company

Alachua Tung Oil Company              Florida           Company

Benjamin Moore & Co (NZ) Limited      New Zealand       Company

Benjamin Moore Pacific Limited        New Zealand       Benjamin Moore & Co (NZ)
                                                        Limited

White Knight Paints Pty Ltd.          Australia         Company

the indecor group                     New Jersey        Company

J. C. Licht Co.                       Illinois          the indecor group